UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): August 25, 1998


                         Howmet International Inc.
           (Exact name of registrant as specified in its charter)


                                  Delaware
               (State or other jurisdiction of incorporation)


                1-13645                     52-1946684
          Commission File Number (IRS Employer Identification No.)


                475 Steamboat Road, Greenwich, CT 06836-1960
            (Address of principal executive offices) (Zip Code)


                               (203) 661-4600
                       Registrant's Telephone Number




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                            ITEM 5 OTHER EVENTS

         The following news release was issued on August 25, 1998.


                Howmet to Expand Aerospace and IGT Capacity

Greenwich, CT--Howmet Corporation, a subsidiary of Howmet International Inc. (NYSE: HWM) (www.howmet.com), today announced that it is expanding its manufacturing capacity, including a new aero-airfoil plant and expansions at three plants that manufacture industrial gas turbine (IGT) components. Howmet is expanding capacity in response to growing customer demand for these products. "We are taking these steps with full awareness of aircraft cycle projections and long-term IGT needs," says David L. Squier, president & ceo. "After evaluating all market factors, we are convinced that this is the right time to take actions which will show our customers they can count on us to meet their needs."

Squier says that the aircraft industry is currently demanding more capacity for turbine components. The strength of aftermarket sales, combined with the market trend to use the most advanced technology components, will offset the anticipated decline in new engine sales. This trend, along with the recent awarding of several major, long-term contracts, created the sense of urgency that drove the timing of the decision to expand.

According to James Stanley, senior vice president of US operations, "Aftermarket production, now half of Howmet's aero output, is expected to grow as a percentage of sales. Commercial aircraft in service now number more than 12,000. That number is projected to grow to 17,000 by the year 2007. In response to market demand, Howmet will begin construction during the fourth quarter of 1998, following completion of the site selection process now underway, for the aero-airfoil plant. We will build a 120,000-square-foot facility dedicated to the high-volume production of directionally solidified and single crystal airfoils, technologies in which Howmet has demonstrated leadership." The plant will be equipped initially to produce $60 million in revenue, will require an investment of $40 million over the next 18 months and will employ approximately 350 people. The plant design will allow for future expansion to $100 million in revenue.

The recent surge of IGT orders accelerated existing plans for capacity expansion, as the sale of components for electric power generation continues to rise. Howmet holds a majority share of the market for IGT castings, and the company's projections anticipate strong and growing demand for aftermarket and OEM sales.

Headquartered in Greenwich, CT, Howmet is a world leader in the manufacture of precision castings of superalloy, titanium and aluminum alloys, primarily for jet aircraft and industrial gas turbine engines. Howmet and its subsidiaries operate 29 production facilities in the United States, Canada, France, the United Kingdom and Japan.

This press release includes forward-looking statements. Pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers that such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected in those statements. These risks and uncertainties include, but are not limited to, worldwide economic and political conditions, the effects of aerospace industry economic conditions and cyclicality, a concentrated customer base, competition, pricing pressures, availability and cost of raw materials, and others detailed in Exhibit 99.1 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year 1997.
                                 SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    HOWMET INTERNATIONAL INC.
                                (Registrant)

                                                    By:     /S/ Roland Paul
                                                            Roland Paul
                                                            Vice President
Date:    August 26, 1998